Supplement dated December 6, 2024
to Pricing Supplement dated October 24, 2024,
Product Supplement EQUITY ARN-1 dated September 5, 2023,
Prospectus Supplement dated September 5, 2023
and Prospectus dated September 5, 2023 (together, the “Note Prospectus”)	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-272447

Canadian Imperial Bank of Commerce

Accelerated Return Notes® Linked to

the S&P 500® Index due on October 30, 2026

CUSIP: 13608R273 (the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, the agent or any of our respective affiliates. Certain terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final pricing supplement dated October 24, 2024 (the “Final Pricing Supplement”) as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Final Pricing Supplement) during the Starting Value Determination Period. The closing level of the Market Measure on October 24, 2024, the first day of the Starting Value Determination Period, was 5,809.86.

The Starting Value Determination Period expired on November 25, 2024. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 5,705.45, which was the closing level of the Market Measure on October 31, 2024.

Therefore, the Starting Value for the notes is 5,705.45.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page TS-6 of the Final Pricing Supplement, page PS-6 of the product supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated October 24, 2024:
https://www.sec.gov/Archives/edgar/data/1045520/000110465924111817/tm2425297d38_424b2.htm

•	Product Supplement EQUITY ARN-1 dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098258/tm2325339d3_424b5.htm

•	Prospectus supplement dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

•	Prospectus dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1045520. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.